Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (April 28, 2016) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $10,674,000, or $0.46 per diluted share, for the three months ended March 31, 2016. For the three months ended March 31, 2015 the Company reported earnings of $8,336,000, or $0.36 per diluted share. Diluted shares outstanding were 23,046,165 and 22,949,902 for the three months ended March 31, 2016 and 2015, respectively.

Included in the results of the Company for the three months ended March 31, 2016 was $622,000 of nonrecurring noninterest expense related to the Company’s acquisition of three bank branches from Bank of America on March 18, 2016. Included in the results of the Company for the three months ended March 31, 2015 was $586,000 of nonrecurring noninterest expense related to the Company’s merger with, and integration of, North Valley Bancorp that occurred on October 3, 2014. Excluding these nonrecurring merger and acquisition related expenses, but including the revenue and other expenses from the operations of the three acquired Bank of America branches from March 18, 2016, and the operations of North Valley Bancorp from October 4, 2014, diluted earnings per share for the three months ended March 31, 2016 and 2015 would have been higher by $0.02 and $0.02 than reported above, respectively, on earnings of $11,035,000 and $8,676,000, respectively. In addition to these nonrecurring merger and acquisition related expenses, there were other expense and revenue items during the three months ended March 31, 2016 and 2015 that may be considered nonrecurring, and these items are described below in various sections of this announcement.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended
	March 31,
(dollars and shares in thousands)	2016	2015	$	Change	% Change

Net Interest Income	$41,402	$36,343		$5,059	13.9%
Provision for loan losses	(209)	(197)		(12)
Noninterest income	9,790	10,180		(390)	(3.8%	)
Noninterest expense	(33,751)	(32,282)		(1,469)	4.6%
Provision for income taxes	(6,558)	(5,708)		(850)	14.9%

Net income	$10,674	$8,336		$2,338	28.0%

Average common shares	22,783	22,727		56	0.2%
Average diluted common shares	23,046	22,950		96	0.4%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of March 31,
(dollars in thousands)	2016	2015	$ Change	% Change
Total assets	$4,394,956	$3,895,860	$499,096	12.8%
Total loans	2,541,547	2,320,883	220,664	9.5%
Total investments	1,199,543	1,044,564	154,979	14.8%
Total deposits	$3,785,040	$3,349,488	$435,552	13.0%

Qtrly Avg balances	As of March 31,
(dollars in thousands)	2016	2015	$ Change	% Change
Total assets	$4,212,388	$3,892,476	$319,912	8.2%
Total loans	2,537,574	2,283,622	253,952	11.1%
Total investments	1,184,106	927,878	256,228	27.6%
Total deposits	$3,616,618	$3,350,370	$266,248	7.9%

Included in the changes in the Company’s deposits from March 31, 2015 to March 31, 2016 is the addition of a $45 million certificate of deposit from the State of California on September 16, 2015, bringing the total of such certificates of deposit from the State of California to $50 million, and the addition of $161 million of deposits from the acquisition of three bank branches from Bank of America on March 18, 2016.

On March 18, 2016, Tri Counties Bank acquired three branches from Bank of America. The branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County, California. The Bank paid $3,204,000 for deposit relationships with balances of $161,231,000 and loans with balances of $289,000, and received $159,520,000 in cash from Bank of America.

The following table discloses the fair value of consideration transferred, the total identifiable net assets acquired and the resulting goodwill relating to the acquisition of three branch banking offices and certain deposits from Bank of America on March 18, 2016:

(in thousands)	March 18, 2016
Fair value of consideration transferred:
Cash consideration	$3,204

Total fair value of consideration	3,204

Asset acquired:
Cash and cash equivalents	159,520
Loans	289
Premises and equipment	1,590
Core deposit intangible	2,046
Other assets	141

Total assets acquired	163,586

Liabilities assumed:
Deposits	161,231

Total liabilities assumed	161,231

Total net assets acquired	2,355

Goodwill recognized	$849

Included in the Company’s results of operations for the three months ended March 31, 2016 is the impact of the Company’s acquisition, on March 18, 2016, of three branch offices from Bank of America that included the acquisition of deposit relationships with balances totaling $161,231,000. Interest expense associated with the acquired deposit relationships was $5,000 from March 18, 2016 to March 31, 2016, and interest income from the net cash received in the transaction was estimated to be $27,000, assuming it was invested in Fed funds at an annualized earnings rate of 0.50%. Direct noninterest income and expense related to these branches from March 18, 2016 to March 31, 2016 were $14,000 and $659,000, respectively. Included in the $659,000 of noninterest expense related to these branches for the three months ended March 31, 2016 was $10,000 of core deposit intangible amortization, and $622,000 of nonrecurring acquisition expenses such as system conversion and customer communication related expenses. Other (indirect) noninterest income and expenses related to these branches and associated deposits, such as, increased data processing expense, are not readily distinguishable on a branch by branch basis.

Also included in the Company’s results of operations for the three months ended March 31, 2016 is the impact of the sale, on March 31, 2016, of twenty-seven nonperforming loans, nine substandard performing loans, and three purchased credit impaired loans with total contractual principal balances outstanding of $31,487,000, and recorded book value, including pre-sale write downs and purchase discounts, of approximately $24,810,000. Net proceeds from the sale of these loans were $27,049,000, and resulted in additional net loan write downs of $21,000, the recovery of $1,237,000 of interest income that was previously applied to the principal balance of loans in nonaccrual status, and a gain on sale of loans of $103,000.

The twenty-seven nonperforming loans that were sold had a total recorded value of $13,058,000, and were sold for net proceeds of $14,973,000, resulting in the recovery of $575,000 of previously charged off principal balances, the recognition of $1,237,000 of interest income from interest payments previously applied to principal balances on nonaccrual loans, and a gain on sale of $103,000. The $13,058,000 recorded value of these nonperforming loans was the result of contractual principal balances outstanding of $17,169,000, less $1,578,000 of principal balances previously charged off, less $2,684,000 of interest payments previously applied to principal balances on nonaccrual loans, and the addition of $151,000 of unamortized loan purchase premiums net of unearned deferred loan fees.

The nine substandard performing loans that were sold had a total recorded value of $9,508,000, and were sold for net proceeds of $8,912,000, resulting in a net loan principal write down and charge off of $596,000. The $9,508,000 recorded value of these performing loans was the result of contractual principal balances outstanding of $10,438,000, less $930,000 of unamortized loan purchase discounts and unearned deferred loan fees.

Prior to their sale, the three loans with deteriorated credit quality acquired in a business combination were accounted for under Accounting Standards Codification Topic 310-30 using the “pooled method” of accounting for loans acquired with deteriorated credit quality. The Company classifies these types of loans in a category of loan it refers to as Purchased Credit Impaired-other (PCI-other) loans. The combined contractual principal balance of the three PCI-other loans sold on March 31, 2016 was $3,880,000, and they were sold for net proceeds of $3,164,000. The net sale proceeds of $3,164,000, along with other cash flows received on these loans during the three months ended March 31, 2016, represented a $446,000 decrease in estimated cash flows over their estimated remaining lives when compared to their previous estimated cash flows as of December 31, 2015. Previously, these three PCI-other loans were expected to be resolved by September 30, 2017. As a result of the magnitude and timing of the decrease in estimated cash flows for these three PCI-other loans, the loan pools associated with these PCI-other loans experienced an increase in interest income of $23,000 during the three months ended March 31, 2016, but are expected to realize a decrease in interest income of $469,000 over the remaining lives of the associated loan pools when compared to projected interest income under the previous (December 31, 2015) estimated cash flows for these three PCI-other loans.

Loans acquired through purchase or acquisition of other banks are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company’s primary source of revenue is net interest income, or the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Following is a summary of the components of net interest income for the periods indicated (dollars in thousands):

	Three months ended March 31,
	2016	2015

Interest income	$42,794	$37,725
Interest expense	(1,392)	(1,382)
FTE adjustment	538	97

Net interest income (FTE)	$41,940	$36,440

Net interest margin (FTE)	4.33%	4.10%

Purchased loan discount accretion	$1,092	$2,794
Interest income recovered from sale of loans	$1,264	—
Effect of purchased loan discount accretion on net interest margin (FTE)	0.11%	0.31%
Effect of interest income recovered from sale of loans on net interest margin (FTE)	0.13%	—

Net interest income (FTE) during the first quarter of 2016 increased $5,500,000 (15.1%) from the same period in 2015 to $41,940,000. The increase in net interest income (FTE) was due primarily to a $253,952,000 (11.1%) increase in the average balance of loans to $2,537,574,000, and a $256,228,000 (27.6%) increase in the average balance of investments to $1,184,106,000 that were partially offset by a 12 basis point decrease in the average yield on Investments-taxable from 2.71% during the three months ended March 31, 2015 to 2.59% during the three months ended March 31, 2016. The $253,952,000 increase in average loan balances from the year ago quarter was entirely organic growth as no loans were purchased during 2015 or the three months ended March 31, 2016. The $253,952,000 increase in average loan balances and the $256,228,000 increase in average investment balances, from the year-ago quarter, were funded by the use of cash at the Federal Reserve and other banks that in turn was substantially funded by a $266,248,000 (7.9%) increase in average balance of deposits to $3,616,618,000 compared to the year-ago quarter. The decrease in the average yield on Investments-taxable was due primarily to declines in market yields on new investments compared to yields on existing investments. The increases in average loan and investment balances added $3,466,000 and $2,230,000, respectively, to net interest income (FTE) while the decreases in average Investments-taxable yield reduced net interest income (FTE) by $310,000, when compared to the year-ago quarter.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015

	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$2,537,574	$34,738	5.48%	$2,489,406	$34,838	5.60%	$2,283,622	$31,165	5.46%
Investments—taxable	1,068,018	6,920	2.59%	1,044,063	6,983	2.68%	906,366	6,135	2.71%
Investments—nontaxable	116,088	1,435	4.94%	68,929	841	4.88%	21,512	258	4.80%
Cash at Federal Reserve and other banks	155,106	239	0.62%	174,746	143	0.33%	345,603	264	0.31%

Total earning assets	3,876,786	43,332	4.47%	3,777,144	42,805	4.53%	3,557,103	37,822	4.25%

Other assets, net	335,602			338,225			335,373

Total assets	$4,212,388			$4,115,369			$3,892,476

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$846,189	116	0.05%	$830,172	118	0.06%	$792,204	125	0.06%
Savings deposits	1,274,868	397	0.12%	1,231,687	388	0.13%	1,156,710	357	0.12%
Time deposits	340,847	342	0.40%	347,742	337	0.39%	353,616	417	0.47%
Other borrowings	18,264	2	0.04%	10,189	1	0.04%	9,614	1	0.04%
Trust preferred securities	56,494	535	3.79%	56,345	505	3.59%	56,296	482	3.42%

Total interest-bearing liabilities	2,536,662	1,392	0.22%	2,476,135	1,349	0.22%	2,368,440	1,382	0.23%

Noninterest-bearing deposits	1,154,714			1,133,822			1,047,840
Other liabilities	59,492			54,999			51,495
Shareholders’ equity	461,520			450,413			424,701

Total liabilities and shareholders’ equity	$4,212,388			$4,115,369			$3,892,476

Net interest rate spread			4.25%			4.31%			4.02%
Net interest income/net interest margin (FTE)		41,940	4.33%		41,456	4.39%		36,440	4.10%

FTE adjustment		(538)			(315)			(97)

Net interest income (not FTE)		$41,402			$41,141			$36,343

The Company recorded a provision for loan losses of $209,000 during the three months ended March 31, 2016 compared to a provision for loan losses of $197,000 during the three months ended March 31, 2015. The $209,000 provision for loan losses during the three months ended March 31, 2016 was due to a $377,000 increase in the required allowance for loan losses from $36,011,000 at December 31, 2015 to $36,388,000 at March 31, 2016 that was partially offset by net recoveries of $168,000. The increase in the required allowance for loan losses was due primarily to reductions in estimated cash flows and collateral values for impaired originated and purchased loans, and a $18,610,000 increase in loan balances from $2,522,937,000 at December 31, 2015 to $2,541,547,000 at March 31, 2016. During the three months ended March 31, 2016 nonperforming loans decreased $13,085,000 (35.3%) to $24,034,000, and represented a decrease from 1.47% of loans outstanding as of December 31, 2015 to 0.95% of loans outstanding as of March 31, 2016. The decrease in nonperforming loans was due to the loan sales noted above.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended
	March 31,

(dollars in thousands)	2016	2015	$	Change	% Change

Service charges on deposit accounts	$3,365	$3,600		($235)	(6.5%)
ATM fees and interchange	3,393	3,002		391	13.0%
Other service fees	728	714		14	2.0%
Mortgage banking service fees	517	534		(17)	(3.2%)
Change in value of mortgage servicing rights	(698)	(506)		(192)	37.9%

Total service charges and fees	7,305	7,344		(39)	(0.5%)

Gain on sale of loans	802	622		180	28.9%
Commission on NDIP	532	965		(433)	(44.9%)
Increase in cash value of life insurance	696	675		21	3.1%
Change in indemnification asset	(115)	(65)		(50)	76.9%
Gain on sale of foreclosed assets	92	311		(219)	(70.4%)
Other noninterest income	478	328		150	45.7%

Total other noninterest income	2,485	2,836		(351)	(12.4%)

Total noninterest income	$9,790	$10,180		($390)	(3.8%)

Noninterest income decreased $390,000 (3.8%) to $9,790,000 during the three months ended March 31, 2016 when compared to the three months ended March 31, 2015. The decrease in noninterest income was due primarily to a $433,000 (44.9%) decrease in commissions on nondeposit investment products to $532,000, a $235,000 (6.5%) decrease in service charges on deposit accounts to $3,365,000, a $219,000 (70.4%) decrease in gain on sale of foreclosed assets, and a $192,000 (37.9%) increase in the negative effect of change in value of mortgage servicing rights to $698,000, that were partially offset by a $391,000 (13.0%) increase in ATM fees and interchange revenue to $3,393,000. The decrease in commissions on nondeposit investment products was primarily the result of relatively weak investment sales during the three months ended March 31, 2016 that was compounded by the commissions earned during the three months ended March 31, 2015 being unusually large. The decrease in service charges on deposit was primarily due to decreases in monthly service charges and nonsufficient fund fees, both of which were primarily due to decreases in numbers of accounts when compared to the year-ago quarter. Nonsufficient funds fees were also impacted by changes in customer behavior when compared to the year-ago quarter. The decrease in gain on sale of foreclosed assets was due to decreased foreclosed asset sales during the quarter, and the uniqueness of individual foreclosed asset sales when compared to the year-ago period. The decrease in change in value of mortgage servicing rights is primarily due to an increase in estimated prepayment speeds of serviced loans during the three months ended March 31, 2016 when compared to the three months ended March 31, 2015. An increase in prepayment speeds of serviced loans results in reduced expected servicing cash flows, and thus, a lower value of such servicing rights. The increase in ATM fees and interchange revenue was primarily due to the Company’s increased focus in this area, including the introduction of new services in this area during the quarter ended March 31, 2016.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	March 31,

(dollars in thousands)	2016	2015	$	Change	% Change

Salaries	$12,708	$11,744		$964	8.2%
Commissions and incentives	1,739	1,596		143	9.0%
Employee benefits	4,818	4,760		58	1.2%

Total salaries and benefits expense	19,265	18,100		1,165	6.4%

Occupancy	2,308	2,417		(109)	(4.5%)
Equipment	1,386	1,414		(28)	(2.0%)
Change in reserve for unfunded commitments	—	(130)		130	(100.0%)
Data processing and software	1,843	1,952		(109)	(5.6%)
Telecommunications	685	886		(201)	(22.7%)
ATM network charges	1,006	770		236	30.6%
Professional fees	809	1,119		(310)	(27.7%)
Advertising and marketing	895	808		87	10.8%
Postage	463	312		151	48.4%
Courier service	271	248		23	9.3%
Intangible amortization	299	289		10	3.5%
Operational losses	164	124		40	32.3%
Provision for foreclosed asset losses	(11)	67		(78)	(116.4%)
Foreclosed asset expense	46	98		(52)	(53.1%)
Assessments	632	651		(19)	(2.9%)
Merger and acquisition expense	622	586		36	6.1%
Miscellaneous other expense	3,068	2,571		497	19.3%

Total other noninterest expense	14,486	14,182		304	2.1%

Total noninterest expense	$33,751	$32,282		$1,469	4.6%

Average full time equivalent employees	965	966		(1)	(0.1%)
Merger & acquisition expense:
Base salaries	$187	—
Data processing and software	—	$108
Professional fees	180	120
Advertising and marketing	114	—
Miscellaneous other expense	141	358

Total merger expense	$622	$586

Noninterest expense increased $1,469,000 (4.6%) to $33,751,000 during the three months ended March 31, 2016 from $32,282,000 during the three months ended March 31, 2015. Included in noninterest expense for the three months ended March 31, 2016 was $622,000 of nonrecurring noninterest expense related to the Company’s acquisition of three bank branches from Bank of America on March 18, 2016. Included in noninterest expense for the three months ended March 31, 2015 was $586,000 of nonrecurring noninterest expense related to the Company’s merger with, and integration of, North Valley Bancorp that occurred on October 3, 2014.

Salary and benefit expenses increased $1,165,000 (6.4%) to $19,265,000 during the three months ended March 31, 2016 compared to the three months ended March 31, 2015. Base salaries, incentive compensation and benefits & other compensation expense increased $964,000 (8.2%), 143,000 (9.0%), and 58,000 (1.2%), respectively, to $12,708,000, $1,739,000 and $4,818,000, respectively, during the three months ended March 31, 2016. The increase in base salaries was primarily due to a $594,000 (4.9%) increase in salaries to $12,644,000, and a $530,000 increase in temporary help to $546,000, that were partially offset by a $115,000 (29.1%) decrease in overtime to $280,130. The increase in salaries was primarily due to annual salary increases. The increase in temporary help was due to the use of an outside call center service to augment the Company’s own call center during the enhancement of a customer facing product.

Other noninterest expense increased $304,000 (2.1%) to $14,486,000 during the three months ended March 31, 2016 compared to the three months ended March 31, 2015. The increase in other noninterest expense was primarily due to a $498,000 (19.4%) in miscellaneous other noninterest expense, a $236,000 (30.6%) increase in ATM network charges, a $151,000 (48.4%) increase in postage, and a $130,000 increase in provision for losses on unfunded commitments that were partially offset by a $310,000 (27.7%) decrease in professional fees, a $137,000 (3.6%) decrease in combined occupancy and equipment expenses, and a $201,000 (22.7%) decrease in telecommunications expense. The increase in miscellaneous other noninterest expense is primarily due to increased appraisal and credit report fees, debit card production expense, and donations. The increase in ATM network charges is due to increased customer usage of the Company’s ATM and interchange services. The $130,000 increase in provision for losses on unfunded commitments is due to no provision in the most recent quarter versus a $130,000 reversal of provision in the year-ago quarter. The decrease in professional fees is due mainly to reduced external audit and accounting fees as the three months ended March 31, 2015 had elevated expenses in this area from the North Valley Bancorp merger. The decreases in occupancy and equipment, and telecommunications expenses is due to the consolidation into other branches of eight branches during the three months ended March 31, 2015 related to the North Valley Bancorp merger, one branch consolidation during the three months ended June 30, 2015, and four branch consolidations during the three months ended September 30, 2015 that were partially offset by one branch opening during the three months ended September 30, 2015.

Richard Smith, President and CEO of the Company commented, “We are pleased and motivated by our results for the quarter. The first quarter of 2016 was a very busy quarter for the company. We completed the acquisition of three branches from Bank of America on the North coast of California, introduced a new mobile banking application to our customers, executed on project plans for additional applications to be released later this year, sold a significant number of non-performing loans resulting in a recovery and continued to add meaningful levels of loan and deposit growth.”

Smith added, “We remain focused in 2016 on the many projects and activities that we have planned for the year which are expected to strengthen our bank’s infrastructure and provide for continued growth and expansion. A key take away in the quarter was also the addition of new team members to the company. Our talented team of dedicated bankers continues to drive our success.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2014. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES – CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Statement of Income Data
Interest income	$42,794	$42,490	$41,332	$39,867	$37,725
Interest expense	1,392	1,349	1,339	1,346	1,382
Net interest income	41,402	41,141	39,993	38,521	36,343
Provision for (benefit from) loan losses	209	(908)	(866)	(633)	197
Noninterest income:
Service charges and fees	7,305	7,935	7,694	8,848	7,344
Other income	2,485	3,510	3,948	3,232	2,836
Total noninterest income	9,790	11,445	11,642	12,080	10,180
Noninterest expense:
Base salaries net of deferred
loan origination costs	12,708	12,014	11,562	11,502	11,744
Incentive compensation expense	1,739	2,304	1,674	1,390	1,596
Employee benefits and other
compensation expense	4,818	4,212	4,297	4,350	4,760
Total salaries and benefits expense	19,265	18,530	17,533	17,242	18,100
Other noninterest expense	14,486	16,154	13,906	15,194	14,182
Total noninterest expense	33,751	34,684	31,439	32,436	32,282
Income before taxes	17,232	18,810	21,062	18,798	14,044
Net income	$10,674	$11,422	$12,694	$11,366	$8,336
Share Data
Basic earnings per share	$0.47	$0.50	$0.56	$0.50	$0.37
Diluted earnings per share	$0.46	$0.50	$0.55	$0.49	$0.36
Book value per common share	$20.34	$19.85	$19.48	$18.95	$18.68
Tangible book value per common share	$17.18	$16.81	$16.42	$15.88	$15.59
Shares outstanding	22,785,173	22,775,173	22,764,295	22,749,523	22,740,503
Weighted average shares	22,782,865	22,769,793	22,757,453	22,744,926	22,727,038
Weighted average diluted shares	23,046,165	23,055,900	23,005,980	22,980,033	22,949,902
Credit Quality
Nonperforming originated loans	$12,660	$22,824	$24,052	$23,812	$34,576
Total nonperforming loans	24,034	37,119	38,898	39,880	49,217
Foreclosed assets, net of allowance	4,471	5,369	5,285	5,393	5,892
Loans charged-off	1,289	380	687	514	1,235
Loans recovered	$1,457	$781	$2,616	$547	$508
Selected Financial Ratios
Return on average total assets	1.01%	1.11%	1.28%	1.17%	0.86%
Return on average equity	9.25%	10.14%	11.56%	10.56%	7.85%
Average yield on loans	5.48%	5.60%	5.57%	5.44%	5.46%
Average yield on interest-earning assets	4.47%	4.53%	4.60%	4.50%	4.25%
Average rate on interest-bearing liabilities	0.22%	0.22%	0.23%	0.23%	0.23%
Net interest margin (fully tax-equivalent)	4.33%	4.39%	4.46%	4.35%	4.10%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$269	$302	$445	$404	$172
Discount accretion PCI - other loans	(45)	1,392	1,090	907	1,011
Discount accretion PNCI loans	868	573	1,590	822	1,348
All other loan interest income	33,646	32,571	30,689	29,886	28,371
Total loan interest income	$34,738	$34,838	$33,814	$32,019	$31,165

TRICO BANCSHARES – CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Balance Sheet Data
Cash and due from banks	$388,878	$303,461	$209,298	$169,503	$281,228
Securities, available for sale	477,454	404,885	329,361	284,430	225,126
Securities, held to maturity	705,133	726,530	751,051	776,283	802,482
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	2,240	1,873	5,152	4,630	5,413
Loans:
Commercial loans	197,695	194,913	199,330	195,791	177,540
Consumer loans	401,076	395,283	403,081	411,788	410,727
Real estate mortgage loans	1,813,933	1,811,832	1,757,082	1,686,567	1,646,863
Real estate construction loans	128,843	120,909	110,073	99,616	85,753
Total loans, gross	2,541,547	2,522,937	2,469,566	2,393,762	2,320,883
Allowance for loan losses	(36,388)	(36,011)	(36,518)	(35,455)	(36,055)
Foreclosed assets	4,471	5,369	5,285	5,393	5,892
Premises and equipment	51,522	43,811	42,334	42,056	42,846
Cash value of life insurance	95,256	94,560	94,458	93,687	93,012
Goodwill	64,311	63,462	63,462	63,462	63,462
Other intangible assets	7,641	5,894	6,184	6,473	6,762
Mortgage servicing rights	7,140	7,618	7,467	7,814	7,057
Accrued interest receivable	11,075	10,786	10,212	10,064	9,794
Other assets	57,720	48,591	47,360	54,797	51,002
Total assets	$4,394,956	4,220,722	4,021,628	3,893,855	3,895,860
Deposits:
Noninterest-bearing demand deposits	1,178,001	1,155,695	1,100,607	1,060,650	1,034,012
Interest-bearing demand deposits	884,638	853,961	817,034	780,647	795,471
Savings deposits	1,368,644	1,281,540	1,187,238	1,179,836	1,172,257
Time certificates	353,757	340,070	352,993	320,549	347,748
Total deposits	3,785,040	3,631,266	3,457,872	3,341,682	3,349,488
Accrued interest payable	751	774	795	797	852
Reserve for unfunded commitments	2,475	2,475	2,085	2,125	2,015
Other liabilities	68,064	65,293	53,681	55,003	53,256
Other borrowings	18,671	12,328	6,859	6,735	9,096
Junior subordinated debt	56,519	56,470	56,991	56,369	56,320
Total liabilities	3,931,520	3,768,606	3,578,283	3,462,711	3,471,027
Total shareholders’ equity	463,436	452,116	443,345	431,144	424,833
Accumulated other comprehensive gain (loss)	1,772	(1,778)	(2,298)	(4,726)	(2,083)
Average loans	2,537,574	2,489,406	2,427,670	2,355,864	2,283,622
Average interest-earning assets	3,876,786	3,777,144	3,616,912	3,563,925	3,557,103
Average total assets	4,212,388	4,115,369	3,953,292	3,894,196	3,892,476
Average deposits	3,616,618	3,543,423	3,390,229	3,347,874	3,350,370
Average total equity	$461,520	$450,413	$439,360	$430,601	$424,701
Total risk based capital ratio	15.2%	15.1%	15.2%	15.2%	15.2%
Tier 1 capital ratio	14.0%	13.8%	13.9%	13.9%	14.0%
Tier 1 common equity ratio	12.4%	12.2%	12.3%	12.2%	12.1%
Tier 1 leverage ratio	10.8%	10.8%	11.0%	10.9%	10.7%
Tangible capital ratio	9.1%	9.2%	9.5%	9.4%	9.3%